EXHIBIT 10.15.15.

MONSANTO COMPANY 2005 LONG-TERM Incentive Plan
(AS AMENDED AND RESTATED AS OF JANUARY 24, 2012)

Terms and Conditions of Restricted Shares Grant to Non-Employee Director
[International Inaugural Grant]
To ________

In connection with your service to Monsanto Company, a Delaware corporation incorporated February 9, 2000 (the "Company"), as a non-employee member of its Board of Directors (the "Board"), you have received an Award of Restricted Shares (the “Restricted Shares”) under the Monsanto Company 2005 Long-Term Incentive Plan (as Amended and Restated as of January 24, 2012) (the “Plan” and, together with the Monsanto Company Non-Employee Director Equity Incentive Compensation Plan, the “Plans”). The Grant Date and the number of Restricted Shares covered by this Award are set forth in the document you have received entitled “Restricted Shares Statement.” The Restricted Shares Statement and these Terms and Conditions collectively constitute the Award Certificate for the Restricted Shares, and together with the Plans, describe the provisions applicable to the Restricted Shares.
1.    Definitions. Each capitalized term not otherwise defined herein has the meaning set forth in the Plan or, if not defined in the Plan, in the attached Restricted Shares Statement.
2.    Delivery of Restricted Shares. (a) As of the Grant Date, the Restricted Shares have been registered in your name in a book-entry account maintained by Computershare Shareowner Services LLC, the Company’s transfer agent. This registration constitutes delivery of the Restricted Shares to you for all purposes. This book-entry account indicates that the Restricted Shares are subject to these Terms and Conditions.
(b)    Until such time (if any) as the Restricted Shares vest, you may not sell, assign, transfer, pledge, hypothecate, give away, or otherwise dispose of them. Any attempt on your part to dispose of the Restricted Shares will result in their being forfeited. However, you shall have all other rights of a shareowner of the Company with respect to the Restricted Shares, including the right to vote such stock at any meeting of the shareowners of the Company and the right to receive all dividends and other distributions declared and paid with respect to the Restricted Shares (“Dividends”). If any of the Restricted Shares are forfeited before vesting, then (i) you shall not receive any Dividends for which the record date is after the day after such forfeiture occurs, and (ii) from and after the day after such forfeiture occurs, you shall no longer have any other rights as a shareowner with respect to the Restricted Shares.
     (c)    As a condition to the grant of the Restricted Shares, you agree to repatriate all payments attributable to the Restricted Shares and/or cash acquired under the Plans in accordance with local foreign exchange rules and regulations in your country of residence. In addition, you agree to take any and all actions, and consent to any and all actions taken by the Company, as may be required to allow the Company to comply with local laws, rules and regulations in your country of residence. Finally, you agree to take any and all actions as may be required to comply with your personal legal and tax obligations under local laws, rules and regulations in your country of residence.

3.    Vesting. The Restricted Shares shall vest on the third anniversary of the Grant Date, subject to Sections 4 and 5 below.

4.    Termination of Service. (a) If you experience a Termination of Service for any reason, the Restricted Shares shall be forfeited as of such Termination of Service, except to the extent otherwise provided in this Section 4. For purposes of this Section 4, the “15th Day” means the 15th day of any calendar month.
(b)    Certain Termination Events. If you experience a Termination of Service (other than under circumstances governed by Section 4(c)) as a result of death, permanent disability, Qualifying Termination Event or Retirement, in each case at any time prior to the third anniversary of the Grant Date, the Restricted Shares shall in each case become vested as to a percentage of the total number of Restricted Shares equal to (x) the number of months included in the period from the first 15th Day occurring on or following the Grant Date through the 15th Day that occurs on, or immediately precedes, the date of your Termination of Service, divided by (y) 36. For purposes of this Award Certificate and the Plan, “Retirement” means that your Termination of Service occurs on or after your 75th birthday, and “Qualifying Termination Event” means a Termination of Service that results from a decision of the Board not to re-nominate you for election as a director or from your failure to obtain the requisite vote from Company shareowners at an annual meeting, including pursuant to the Company’s majority voting resignation policy (in all cases, other than a Termination of Service resulting from actions by you that constitute cause for removal).

(c)    Change of Control. If, prior to the third anniversary of the Grant Date, your service as a member of the Board is, as of or following a Change of Control, terminated (i) by or at the request of the successor pursuant to such Change of Control, (ii) pursuant to the definitive transaction agreements executed in connection with such Change of Control (including pursuant to a resignation required by such agreements), or (iii) pursuant to a Qualifying Termination Event, then upon such Termination of Service the Restricted Shares shall become fully vested. Notwithstanding anything to the contrary in the Plan or Section 8 below, it is intended that this Section 4(c) shall govern the Award Certificate in the event of a Change of Control and Section 11.17 of the Plan shall have no application with respect to the Restricted Shares.
5. Taxes. (a) As a condition to the grant, you must make arrangements satisfactory to the Company for the payment of any and all income tax (including U.S. federal, state and local taxes and/or non-U.S. taxes), social insurance, payroll tax, payment on account or other tax-related withholding (“Tax-Related Items”) required to be paid or withheld in connection with your Restricted Shares. Regardless of any action the Company takes with respect to any or all Tax-Related Items, you acknowledge that the ultimate liability for all Tax-Related Items legally due by you is and remains your responsibility and that the Company (i) makes no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Restricted Shares, including the grant of the Restricted Shares, the vesting of the Restricted Shares and the lifting of the restrictions on transferability, the subsequent sale of Shares and the receipt of any dividends; and (ii) does not commit to structure the terms of the grant or any aspect of the Restricted Shares to reduce or eliminate your liability for Tax-Related Items.
(b)    The Company may, in its sole discretion, withhold a whole number of Restricted Shares at the time of vesting that would otherwise be released to you that have an aggregate Fair Market Value sufficient to satisfy the minimum amount of Tax-Related Items that the Company is required to withhold and remit to an applicable taxing body. For U.S. income tax purposes, if you make an election under Section 83(b) of the Code to be taxed on the Restricted Shares upon receipt, you must notify the Company within ten (10) days after making such election, and you must make arrangements satisfactory to the Company for the payment of any Tax Related Items that are required to be paid or withheld as a result of your election.

6.    No Right to Continued Service. This Award Certificate shall not limit or restrict the right of the Company to terminate your service as a member of the Board at any time or for any reason.
7.    Effect of Award Certificate; Severability. The Award Certificate shall be binding upon and shall inure to the benefit of any successor of the Company and the person or entity to whom the Restricted Shares may have been transferred by will, the laws of descent and distribution or designation. The invalidity or enforceability of any provision of the Award Certificate shall not affect the validity or enforceability of any other provision of the Award Certificate.
8.    Amendment. The terms and conditions of the Award Certificate may not be amended in a manner adverse to you without your consent.
9.    Plan Interpretation. The Award Certificate is subject to the provisions of the Plans, and all of the provisions of the Plans are hereby incorporated into the Award Certificate as provisions of the Restricted Shares. If there is a conflict between the provisions of the Award Certificate and the Plans, the provisions of the Plans shall govern (and, in the case where there is a conflict between the provisions of the Plans, the terms of the Plans regarding the resolution of such conflict shall govern). If there is any ambiguity in the Award Certificate, any term that is not defined in the Award Certificate, or any matters as to which the Award Certificate is silent, the Plans shall govern, including, without limitation, the provisions of the Plans addressing construction, governing law, and the powers of the People and Compensation Committee of the Board of Directors of the Company, among others, to (i) interpret the Plans, ii) prescribe, amend and rescind rules and regulations relating to the Plans, (iii) make appropriate adjustments to the Restricted Shares to reflect non-United States laws or customs or in the event of a corporate transaction, and (iv) make all other determinations necessary or advisable for the administration of the Plans.

10.    Consent to Collection/Processing/Transfer of Personal Data. Pursuant to applicable personal data protection laws, the Company hereby notifies you of the following in relation to your personal data and the collection, processing, storage and transfer of such data in relation to the Company’s grant of the Restricted Shares and your participation in the Plans. The collection, processing, storage and transfer of your personal data is necessary for the Company’s administration of the Plans and your participation in the Plans, and your denial and/or objection to the collection, processing, storage and transfer of personal data may affect your participation in the Plans. As such, you voluntarily acknowledge and consent (where required under applicable law) to the collection, use, processing, storage and transfer of personal data as described herein.
The Company may seek certain personal information about you, including your name, home address and telephone number, date of birth, social security number or other identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all options, units or any other entitlement to Shares awarded, canceled, purchased, vested, unvested or outstanding in your favor, for the purpose of managing and administering the Plans (“Data”). The Data may be provided by you or collected, where lawful, from third parties, and the Company will process the Data for the exclusive purpose of implementing, administering and managing your participation in the Plans. The Data processing, storage will take place through electronic and non-electronic means according to logics and procedures strictly correlated to the purposes for which Data are collected and with confidentiality and security provisions as set forth by applicable laws and regulations in your country of residence (and country of employment, if different). Data processing, storage operations will be performed minimizing the use of personal and identification data when such operations are unnecessary for the processing, storage purposes sought. Data will be accessible within the Company’s organization only by those persons requiring access for purposes of the implementation, administration and operation of the Plans and for your participation in the Plans.

The Company will transfer Data internally as necessary for the purpose of implementation, administration and management of your participation in the Plans, and the Company may further transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plans. These recipients may be located in the European Economic Area, or elsewhere throughout the world, such as the United States. You hereby authorize (where required under applicable law) them to receive, possess, use, retain and transfer the Data, in electronic or other form, for purposes of implementing, administering and managing your participation in the Plans, including any requisite transfer of such Data as may be required for the administration of the Plans and/or the subsequent holding of Shares on your behalf to a broker or other third party with whom you may elect to deposit any Shares acquired pursuant to the Plans.

You may, at any time, exercise your rights provided under applicable personal data protection laws, which may include the right to (a) obtain confirmation as to the existence of the Data, (b) verify the content, origin and accuracy of the Data, (c) request the integration, update, amendment, deletion, or blockage (for breach of applicable laws) of the Data, (d) to oppose, for legal reasons, the collection, processing, storage or transfer of the Data which is not necessary or required for the implementation, administration and/or operation of the Plans and your participation in the Plans, and (e) withdraw your consent to the collection, processing, storage or transfer of Data as provided hereunder (in which case, your Restricted Shares will be null and void). You may seek to exercise these rights by contacting the Company’s Human Resources Department.

11.    Private Placement. The grant of the Restricted Shares is not intended to be a public offering of securities in your country of residence. The Company has not submitted any registration statement, prospectus or other filings with the local securities authorities (unless otherwise required under local law), and the grant of the Restricted Shares is not subject to the supervision of the local securities authorities.
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